EXHIBIT 99.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                               R-TEC HOLDING, INC.

          Pursuant to Title 30, Chapter 1, Idaho Code, R-Tec Holding, Inc.,. has adopted the following Articles of Amendment to its Articles of Incorporation:

                                        I

          The name of the corporation is R-Tec Holding Inc.

                                       II

          The following amendment to the Articles of Incorporation was adopted by the directors and presented to the shareholders of the corporation at a meeting of the shareholders on December 13, 2004, in the manner prescribed by the Idaho Business Corporation Act:

          Article VI of the Articles of Incorporation was amended to read as follows:

          The total number of shares that the corporation is authorized to issue is two hundred fifty-five million (255,000,000), of which two hundred fifty million (250,000,000) shares of no par value each shall be designated common stock and of which five million (5,000,000) shares at the par value of $.23437 per share and is designated "Series "A" Convertible Preferred". The remaining one or more series shall consist of such number of shares and shall be designated as the Board of Directors shall determine into classes, series, and preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock as authorized in Sec.30-1-602 of the Idaho Business Corporation Act.

                                       III

          The number of shares of the corporation outstanding at the time of such adoption was 52,064,548 shares of common stock, and the number of shares entitled to vote thereon was 32,618,468.

                                       IV
          The number of shares voted for such amendment was 20,020,590, and the number of shares voted against such amendment was 4,767,109.

          DATED this 22nd day of December, 2004.

                                       R-TEC HOLDING, INC.

                                                        By:  /s/ Faris McMullin
                                                             ------------------
                                                        Its: President and CEO
                                                             ------------------


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